Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of the First day of January, 2011, between PRESTIGE CRUISE SERVICES, LLC, a Delaware limited liability company (“Employer”), and Jason Montague (“Executive”). (The Executive and Employer shall collectively be referred to as the “Parties.)

WHEREAS, Executive and Employer desire to enter into an Employment Agreement and an included Indemnification Agreement as set forth on Exhibit A and a Confidential Disclosure Agreement as set forth on Exhibit B; and

WHEREAS, Executive is desirous of serving Employer on the terms herein provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree that effective January 1, 2011:

1.             Recitals. The above recitals are true and correct and, along with each of the Exhibits mentioned, are made a substantive part of this Agreement.

2.             Term of Agreement. The initial term of this Agreement shall extend from the Effective Date until the second anniversary of the Effective Date. The term of the Agreement shall be subject to earlier termination only as provided in Paragraph 6. The term of this Agreement may be referred to herein as the “Period of Employment.”

3.             Position and Duties. During the Period of Employment, Executive shall serve as Executive Vice President and Chief Financial Officer reporting to the Chairman and Chief Executive Officer, and shall be responsible for Finance and Accounting, and other duties and responsibilities as may be assigned to him; and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Employer (the “Board”) and its

Chairman. If Employment of Executive is terminated for any reason whatsoever, or following the expiration of this Period of Employment, Executive agrees to resign all positions and offices of Employer and its subsidiaries. Executive agrees to perform his duties and responsibilities in a diligent, careful and proper manner, to devote all of his business time and efforts to the Employer’s interests and give his undivided professional loyalty to Employer. Notwithstanding the foregoing, Executive may engage in charitable and public service activities with appropriate approval and Executive may devote a reasonable amount of time to serve on boards of other corporations or engage in other activities; not to include consulting activities. Executive may make personal investments in any other business, so long as those investments do not require his participation in the operation of such other business and so long as such other business does not compete with the business of the Employer. All such outside activities will be subject to the Employer’s policies then in effect for Executives.

4.      Compensation and Related Matters.

4.1      Base Salary. On the Effective Date, Executive received an annual minimum base salary (“Base Salary”) equal to Three Hundred Twenty Five Thousand Dollars ($325,000.00). Thereafter, Executive’s Base Salary shall be evaluated for an upward adjustment annually before each annual compensation determination date established by Employer during the Period of Employment, but in any event no later than the first quarter of the applicable fiscal year (the “Annual Compensation Determination Date”) in an amount to be fixed by the Compensation Committee of the Board. The Base Salary, as re-determined after 2011, is referred to herein as the “Adjusted Base Salary.” The Base Salary or, if applicable, the Adjusted Base Salary, shall be payable in substantially equal installments on the regular payroll dates of the Employer, minus legally required and authorized withholding and deductions.

4.2      Incentive Compensation. In addition to Base Salary or, if applicable, Adjusted Base Salary, Executive shall be eligible to receive, with respect to each fiscal year during the Period of Employment incentive compensation (the “Incentive Compensation”) in an amount determined annually by the Compensation Committee of the Board. The amount of Incentive Compensation awarded to Executive shall be determined at the sole discretion of the Compensation Committee of the Board based on the Employer’s EBIDTA and the job performance of Executive. All Incentive Compensation earned under this subparagraph shall be paid to Executive in a lump sum, minus legally required and authorized deductions on or after January 1 but before March 31 of the year following the year in which such Incentive Compensation was earned. “Pro Rata Incentive Compensation” shall be paid to Executive in certain instances of termination of employment as provided in Paragraph 6. Pro Rata Incentive Compensation equals the Incentive Compensation for the fiscal year of termination multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through Date of Termination and the denominator is 365.

If, for the purpose of calculating Incentive Compensation or Pro Rata Incentive Compensation, the Incentive Compensation cannot be determined by the time required to be paid, Employer shall make a good faith estimate of this amount, resolving all doubts in favor of Executive and, in calculating the Pro Rata Incentive Compensation, such good faith estimate shall be based on an amount Executive would have earned had he continued employment for the entire fiscal year and had performance through the date of Executive’s termination continued at a consistent rate through the end of the fiscal year.

4.3      Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures then in effect and established by Employer for its senior executive officers) in performing services hereunder during the Period of Employment, provided that Executive properly accounts therefore in accordance with Employer policy. Executive shall be permitted to travel via business-class service on regularly scheduled commercial aircraft for all international travel and for all domestic flights exceeding four (4) hours in length.

4.4      Automobile Allowance. Employer shall provide Executive with a company car or allowance therefore, which car or allowance shall be in the amount, per month, as may be determined by Employer from time to time, which is intended to cover the cost of car lease payments and vehicle insurance.

4.5      Other Benefits. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under all of Employer’s Employee Benefit Plans in effect on the date hereof, or under plans or arrangements that provide Executive with at least substantially equivalent benefits to those provided under such Employee Benefit Plans and those provided to similarly situated Senior Executives. As used herein, “Employee Benefit Plans” include, without limitation, each pension and retirement plan, supplemental pension, retirement and deferred compensation plan, savings plan, life insurance plan, medical insurance plan, disability plan, and health and accidental plan, any statutorily mandated benefits or leave of absence programs or arrangements to the extent they are established and maintained by Employer on the date hereof and enhancements thereof hereafter made. To the extent that the scope or nature of benefits described in this section are determined based in whole or in part on the seniority or tenure of an employee’s service, Executive shall be deemed to have a tenure with Employer equal to the actual time of Executive’s service with Employer. During the Period of Employment, Executive shall be entitled to participate in or receive benefits under any of the

Employee Benefit Plans and any statutorily mandated benefits or leave of absence program or arrangements that may, in the future, be made available by Employer to its executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans or arrangements. Notwithstanding any of the above provisions of this Paragraph 4, Executive shall be provided with Group Medical Insurance Benefits for himself and “eligible dependents” as that term is defined under the Group Medical Plan Documents, the premium cost of which is fully paid by Employer.

4.6      Vacations. Executive shall be entitled to a minimum of fifteen (15) days of paid vacation in each calendar year with the ability to carry over not more than five (5) days of earned but unused vacation from one year to the next. Executive shall also be entitled to all paid holidays and personal days given by Employer to its senior executive officers. To the extent that the scope or nature of benefits described in this section are determined under the policies of Employer, based in whole or in part on the seniority or tenure of an employee’s service, Executive shall be deemed to have a tenure with Employer equal to the actual time of Executive’s service with Employer.

5.      Unauthorized Disclosure and Non-Solicitation.

5.1      Confidential Information. Executive acknowledges that in the course of his employment with Employer and any other subsidiaries of the Employer (and, if applicable, the predecessors of Employer), he has been allowed to become, and will continue to be allowed to become, acquainted with Employer’s business affairs, information, trade secrets, and other matters that are of a proprietary or confidential nature, such as business opportunities, price and cost information, finance, customer information, business plans, various sales techniques, manuals, letters, notebooks, procedures, reports, products, processes, services, and other confidential information and knowledge (collectively, the “Confidential Information”) concerning Employer’s and its predecessors’ business. Employer agrees to provide, on an ongoing basis, such Confidential Information as Employer deems necessary or desirable to aid Executive in the performance of his duties. Executive understands and acknowledges that such Confidential Information is confidential, and he agrees not to disclose such Confidential Information to anyone outside Employer, except as he deems reasonably necessary or appropriate in connection with performing his duties on behalf of Employer. Executive further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with Employer. At such time as Executive shall cease to be employed by Employer, he will immediately turn over to Employer all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them provided to or created by him during the course of his employment with Employer. In furtherance of Executive’s obligation of confidentiality, he has agreed to the provisions contained in Exhibit B which is incorporated by reference as set forth herein.

5.2      Non Solicitation. During the period of Executive’s employment by Employer and thereafter until the date is one (1) year after the last date for which compensation (including any compensation for services rendered as a consultant) is received from Employer, Executive will not, directly or indirectly, for Executive or on behalf of any other person or entity, induce and/or attempt to induce any current or future employee of Employer to terminate employment; nor will Executive hire, utilize the service of, and/or participate in the hiring and/or interviewing of any current or former employee of Employer for or by a competing firm; nor will Executive provide names and/or other information about Employer’s current, former or future

Executives for the purpose of assisting others to hire such Executives; nor will Executive provide information to a current, former or future employee of Employer about Executive’s subsequent employer and/or any employer or entity affiliated with Executive’s employer for the purpose of assisting that current, former or future employee of Employer in finding employment with such entity. For purposes of this Paragraph 5.2, a “current or future employee of Employer “ means anyone who is or has been employed by Employer, its parent, subsidiary or affiliate organizations, unless such person has ceased working for that entity for a period in excess of six (6) months prior to Executive’s inducement of, utilization of services of, participation in the hiring or interviewing of, or providing information about or to such person.

5.3      Heirs, Successors, and Legal Representatives. The foregoing provisions of Paragraph 5.1 shall be binding upon Executive’s heirs, successors, and legal representatives. The provisions of this Paragraph 5 shall survive the termination of this Agreement for any reason.

5.4      Covenant Not To Compete. During the term of Executive’s employment with Employer and for a period of six (6) months after the Executive’s separation from employment with Employer for any reason whatsoever, Executive will not directly or indirectly engage in any business that is engaged in the passenger ship cruise industry. “Directly or indirectly engage in any business” shall include, but not be limited to, being an owner, manager, director, employee, officer, consultant, independent contractor, partner, shareholder, stockholder, investor, representative, agent or otherwise of a business which is engaged in or plans to be engaged in the passenger ship cruise it being understood that nothing contained herein shall prevent Executive from owning Two percent or less of any publicly traded stock of any company engaged in the passenger cruise ship industry. Executive acknowledges that any breach of this covenant not to compete will cause irreparable harm to Employer. In the event of such breach or threatened breach by Executive of the provisions of this Subparagraph, Employer shall be entitled to an injunction restraining Executive from rendering services to any person, firm or corporation, association, partnership or other entity, which is a competitor of Employer. Employer shall further be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Subparagraph. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach against Executive, including the recovery of damages and in the event Executive fails to comply with the terms and conditions expressed herein. Executive acknowledges that Employer is engaged in the passenger ship cruise business throughout the world and that the marketplace for the Employer’s services is worldwide. Executive further covenants and agrees that the geographic area, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the scope of the Employer’s business. In the event that a court of competent jurisdiction shall determine that one or more of the provisions of this Subparagraph 5.4 is so broad as to be unenforceable, then such provision shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Subparagraph 5.4 enforceable. If Executive violates the provisions of this Subparagraph 5.4, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

6.      Termination. Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

6.1      Death. Executive’s employment hereunder shall terminate upon his death.

6.2      Disability. Employer shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Period of Employment. “Disability” means that as a result of Executive’s incapacity due to physical or mental illness Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty (180) calendar days in the aggregate in any twelve (12) month period. A termination of the Executive’s employment by Employer for Disability shall, after the 180 calendar day period described above in this Subparagraph 6.2, be communicated to the Executive by written notice.

6.3      Termination by Employer for Cause. At any time during the Period of Employment, Employer may terminate Executive’s employment hereunder for Cause if such termination is approved by not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement “Cause” shall mean any of the following: (i) the willful and continued failure of the Executive substantially to perform the Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board delivers to the Executive a written demand for substantial performance and such nonperformance has continued for more than thirty (30) days following written notice of nonperformance from the Board that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties (provided, however, that Executive shall not be deemed to be in nonperformance if within such 30-day time period following receipt by Executive of such notice he has taken steps reasonably calculated to resolve such nonperformance); (ii) willful misconduct or gross misconduct by the Executive, that has resulted in material injury to the financial interests of or reputation of Employer; (iii) a violation of policies and procedures of Employer which in the reasonable discretion of the Board is grounds for termination of employment; (iv) a material breach by Executive of the covenants contained in Paragraph 5 of this Agreement; (v) any act or omission by Executive which, if convicted by a court of law, would constitute a felony; or involves disloyalty, dishonesty, or insubordination in Executive’s relations with Employer, the Board, other employees, or any of Employer’s customers; (v) any act or omission which is an intentional violation of the written policies of Employer; (vi) any act or omission which results in a breach of any term or condition of this Agreement; or (viii) any act or omission which has a material adverse effect on Employer’s reputation, business affairs or goodwill.

6.4.      Termination Without Cause. At any time during the Period of Employment, Employer may terminate Executive’s employment hereunder without (i.e., not for) Cause if such termination is approved by not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose.

6.5.      Termination by Executive. At any time during the Period of Employment, Executive may terminate his employment hereunder for any reason, including but not limited to “Good Reason” (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the “Good Reason Process” (as hereinafter defined) following the occurrence of any of the following events (referred to individually as “Good Reason Event” and collectively as “Good Reason Events”): (A) any substantial adverse change, not consented to by Executive in a writing signed by him, in the nature or scope of Executive’s responsibilities, authorities, powers, functions, or duties exercised by Executive immediately prior to the Effective Date; (B) an involuntary reduction in Executive’s Base Salary or Adjusted Base Salary or Target Incentive Compensation; (C) a breach by Employer of any of its other material obligations under this Agreement and the failure of Employer to cure such breach within thirty (30) days after written notice thereof by Executive; (D) the relocation of Employer’s primary offices at which Executive is principally employed to a location more than sixty (60) miles from Employer’s current principal offices, or the requirement by Employer for Executive to be based anywhere other than Employer’s principal offices at such current location (or more than sixty (60) miles therefrom) on an extended basis, except for required travel on Employer’s business to an extent substantially consistent with Executive’s current business travel obligations. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a Good Reason Event has occurred; (ii) Executive notifies Employer in writing of the occurrence of the Good Reason Event and Executive’s intent to terminate employment as a result thereof; (iii) Executive cooperates in good faith with Employer’s efforts, for a period not more than thirty (30) days following such notice, to modify Executive’s employment situation in a manner acceptable to Executive and Employer; and (iv) notwithstanding such efforts, one or more of the Good Reason Events continues to exist for a period of more than thirty (30) days following such notice and has not been modified or cured in a manner acceptable to Executive.

6.6      Notice of Termination. Except for termination as specified in Subparagraph 6.1, any termination of Executive’s employment by Employer or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific provision of this Agreement relied upon, and shall include, if applicable, the notice described in Subparagraph 6.5(ii).

6.7      Date of Termination. “Date of Termination” shall mean: (a) if Executive’s employment is terminated by his death, the date of his death; (b) if Executive’s employment is terminated on account of Disability under Subparagraph 6.2, the date notice is given but in no event shall notice be given before the one hundred and eightieth day of continuous Disability; (c) if Executive’s employment is terminated by Employer under Subparagraph 6.3(i), thirty (30) days after the date on which a Notice of Termination is given; (d) If Executive’s employment is terminated by Employer without cause under Subparagraph 6.3(ii) through (viiii) or Subparagraph 6.4, the date notice is given; and (e) if Executive’s employment is terminated by Executive under Subparagraph 6.5, thirty-one (31) days after the date on which the notice of the Good Reason Event is provided by Executive to Employer.

7.      Compensation Upon Termination or During Disability.

7.1      Death. If Executive’s employment terminates by reason of his death, Employer shall, within thirty (30) days of death, pay in a lump sum amount to such person as his estate shall designate in a notice filed with Employer or, if no such person is designated, to Executive’s estate, (i) Executive’s accrued and unpaid Base Salary, or, if applicable, his Adjusted Base Salary, through the date of his death, and (ii) any accrued and any unpaid Incentive Compensation and Pro Rata Incentive Compensation. Upon death, all unvested stock-based grants shall immediately vest in Executive’s estate or other legal representatives. Employer, at its sole discretion, shall have the right to redeem any stock granted to Executive hereunder by paying the “Then Fair Market Value” of the stock to Executive’s estate.

7.2      Disability. During any period that Executive is unable to perform his duties hereunder as a result of his incapacity due to physical or mental illness or injury, Executive shall continue to receive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary, and accrued and unpaid Incentive Compensation payments under Subparagraphs 4.1 and 4.2, until and unless Executive’s employment is terminated due to Disability in accordance with Subparagraph 6.2. In the event of termination due to Disability

Employer shall, (i) within thirty (30) days of the Termination, pay in a lump sum amount to Executive his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary through the Date of Termination, plus any accrued and unpaid Incentive Compensation, and (ii) within thirty (30) days after Executive’s Separation from Service (as defined in Paragraph 16) pay in a lump sum amount to Executive his Pro Rata Incentive Compensation. Upon the Disability Effective Date, all unvested stock-based grants shall immediately vest. Employer, at is sole discretion, shall have the right to redeem any stock granted to Executive hereunder by paying Executive the “Then Fair Market Value” of such stock.

7.3      By Executive Not for Good Reason. If Executive’s employment is terminated by Executive other than for Good Reason as provided in Subparagraph 6.5, then Employer shall, through the Date of Termination, pay Executive (i) his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect on the date Notice of Termination is given, and (ii) any accrued, earned, and unpaid Incentive Compensation plus, (iii) such other benefits as are available under any Employer policy or practice then in effect. If Executive’s employment is terminated by Executive other than for Good Reason as provided in Paragraph 6, all unvested stock grants shall be forfeited on the Date of Termination.

7.4      By Executive for Good Reason; by Employer Without Cause. If Executive terminates his employment for Good Reason as provided in Subparagraph 6.5 or if Executive’s employment is terminated by Employer Without Cause as provided in Subparagraph 6.4, then Employer shall pay Executive (i) his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect on the date Notice of Termination is given, plus (ii) any accrued and unpaid Incentive Compensation, plus (iii) within thirty (30) days after Executive’s Separation from Service, the Incentive Compensation for the fiscal year of termination (determined in accordance with Subparagraph 4.2), plus (iv) all insurance benefits, and automobile allowances provided for in Paragraph 4 above for a period of six (6) and (iv) within thirty (30) days after Executive’s Separation from Service, a lump sum severance payment equal to six (6) months of the Executive’s Base or Adjusted Base Salary. Upon the Date of Termination, all unvested stock-based grants shall immediately vest. Employer, at its sole discretion, shall have the right to redeem any stock granted to Executive hereunder by paying Executive the “Then Fair Market Value” of such stock. The receipt of any compensation and benefits under this Subparagraph 7.4 shall be conditioned upon Executive timely signing a general release of claims in a form and manner satisfactory to the Executive and Employer.

The Applicable Base Salary and Incentive Compensation shall each be determined as of the date of Notice of Termination or the Termination Date, whichever is more favorable to Executive.

Notwithstanding the foregoing, in the event Executive terminates his employment for Good Reason as provided in Subparagraph 6.5, he shall be entitled to the severance amount as set forth in this Subparagraph 7.4 only if he complies with the Good Reason Process described in Subparagraph 6.5.

7.5      By Employer, For Cause. If Executive’s employment is terminated by Employer for Cause as provided in Subparagraph 6.3, then Employer shall, through the Date of Termination, pay Executive only his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect on the date Notice of Termination. No further payments, benefits or stock grants shall be owed to Executive. In the event of a termination for cause, Employer shall have the right to redeem any stock granted to Executed hereunder by paying Executive the “Then Fair Market Value” of such stock.

7.6    Other Obligations. The foregoing Subparagraphs 7.1 through 7.5 shall not adversely affect or alter Executive’s rights (or the rights of his estate, spouse or other dependents) under any Employee Benefit Plan or other plans of Employer, except to the extent otherwise expressly provided therein or in any agreement or other instrument attendant thereto.

8.    Severance Payment Upon Change Of Control; Upon Expiration of Agreement. The provisions of this Paragraph 8 set forth the terms of an agreement reached between Executive and Employer regarding Executive’s rights and obligations upon the occurrence of a “Change in Control” (as hereinafter defined) of Employer. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control.

8.1    Change in Control. If, within ninety (90) days prior to, or within twelve (12) months after the occurrence of an event constituting a Change in Control, Executive’s employment is terminated or a Notice of Termination is given for any reason other than (a) his death, (b) his Disability, (c) by the Employer for Cause, or (d) by Executive Without Good Reason, then such termination shall be deemed to be a “Termination Due to Change in Control” (herein so called), in which event Employer shall pay Executive, in a lump sum, within ten (10) days after the Executive’s Separation from Service:

(i)    an amount equal to Five Hundred Thousand Dollars ($500,000.00);

and

(ii)    Executive’s accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary, through such Date of Termination; and

(iii)    accrued and unpaid Incentive Compensation and Pro Rata

Incentive Compensation.

8.2    Definitions. For purposes of this Paragraph 8, the following terms shall have the following meanings:

(a)    “Affiliated Company” shall mean and include but not be limited to, Prestige Cruises International, Inc., and Prestige Cruise Holdings, Inc.

(b)    “Change in Control” shall mean the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the “Acquiring Person”), other than Prestige Cruise Services, LLC, or any of its Subsidiaries, or Affiliated Companies of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the common voting stock of the then outstanding voting securities of Employer entitled to vote generally in the election of directors;

(c)    “Company” means Prestige Cruise Service, LLC, or its successors by merger or otherwise;

(d)    “Employer” shall mean not only the Company but also its subsidiaries and successors by merger or otherwise;

(e)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and

(f)    “Subsidiaries” shall mean and include but not be limited to, Oceania Cruises, Inc., and Classic Cruises Holdings S. DE R. L and their affiliates respectively.

8.3     Impact of Section 280G of the I.R.C. In the event that the Company anticipates entering into a transaction that may result in a change in control of the Company, the Company, to the extent reasonably feasible, shall undertake to have payments that would otherwise be “parachute payments” within the meaning of Section 280G(b)(2) of the Code excluded, pursuant to the provisions of Section 280G(b)(5) of the Code, from being “parachute payments.” In the event that payments, benefits and distributions by the Employer to or for the benefit of the Executive under this Agreement or otherwise relating to the termination of the Executive’s employment in connection with a change in control of the Company, including a Change in Control (whether paid or payable or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including without limitation deemed amounts under the Code resulting from the acceleration of the vesting of any stock options or other equity-based incentive award) (the “Gross Payments”) constitute a “Parachute Payment,” as such term is defined in Section 280G of the Code, and, if actually paid or distributed, would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate amount of the Gross Payments shall be increased such that, after the payment by the Executive of (i) applicable federal, state and local income taxes on such increased payments and (ii) excise taxes on all such payments (including the Gross Payments), the Executive retains such Gross Payments and the obligation to pay applicable federal, state and local income taxes thereon. The additional payment provided for herein shall be paid to Executive (or paid on behalf of Executive to the taxing authorities) upon the date the taxes are required to be remitted by Executive to the taxing authorities.

The determination to be made with respect to this paragraph shall be made by an independent auditor (the “Auditor”) jointly selected by the Executive and Company and paid for by Employer. The Auditor shall be a locally recognized United States public accounting firm that has not, during the two years preceding the date of its selection, acted in any way on behalf of the Employer.

8.4     Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Executive:

At his home address as shown

in Employer’s personnel records;

if to the Employer:

Prestige Cruise Services, LLC

8300 N.W. 33rd Street

Suite 308

Miami, FL. 33122

Attention: Frank Del Rio

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

            8.5      Expiration of Agreement. In the event the Company determines not to renew or extend the terms of this Agreement upon its expiration, then Employer shall pay Executive (i) his accrued and unpaid Base Salary or, if applicable, his Adjusted Base Salary at the rate in effect on the date the Agreement expires, plus (ii) within thirty (30) days after Executive’s Separation from Service, the Incentive Compensation for the fiscal year of termination (determined in accordance with Subparagraph 4.2) within thirty (30) days after Executive’s Separation from Service, the Incentive Compensation for the fiscal year of termination (determined in accordance with Subparagraph 4.2), and (iii) all insurance benefits, and automobile allowances provided for in Paragraph 4 above for a period of three (3) months and, (iv) within thirty (30) days after Executive’s Separation from Service, a lump sum severance payment equal to three (3) months of the Executive’s Base or Adjusted Base Salary as in effect immediately prior to the expiration of the Agreement.

9.     Miscellaneous. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer of Employer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of the Agreement shall be governed by the laws of the State of Florida (without regard to principles of conflicts of laws) and, where applicable, the laws of the United States.

10.    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The invalid portion of this Agreement, if any, shall be modified by any court having jurisdiction to the extent necessary to render such portion enforceable.

11.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12.     Arbitration; Other Disputes.

12.1     Arbitration. In the event of any dispute or controversy in any way arising under or in connection with Executive’s employment and under or in connection with this Agreement, the parties shall first promptly try in good faith to settle such dispute or controversy by mediation under the applicable rules of the American Arbitration Association before resorting to arbitration. In the event such dispute or controversy remains unresolved in whole or in part for a period of thirty (30) days after it arises, the parties will settle any remaining dispute or controversy exclusively by arbitration conducted in Miami Dade County, Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. All administration fees and arbitration fees shall be paid solely by Employer. Notwithstanding the above, Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of Paragraph 5, including Exhibit B, hereof. The prevailing party shall recover its reasonable attorneys’ fees and costs in any dispute or controversy arising under or in connection with this Agreement.

12.2     Disputes Regarding Disability. Should a dispute occur concerning Executive’s mental or physical capacity as described in Subparagraph 6.2, a doctor selected by Executive and a doctor selected by Employer shall be entitled to examine Executive. If the opinion of Employer’s doctor and Executive’s doctor conflict, Employer’s doctor and Executive’s doctor shall together agree upon a third doctor, whose opinion shall be binding.

12.3     Stock Valuation. Should a dispute occur concerning a determination of “Then Current Fair Market Value” of any stock owned or acquired by Executive pursuant to this Agreement or otherwise, then the Executive and Employer’s designated representative shall confer to select an independent stock valuation expert who shall render a decision as to the then Fair Market Value of the stock which shall be binding on the parties. The fees and costs charged by such valuation expert shall be paid the Employer.

13.     Third-Party Agreements and Rights. Executive represents to Employer that upon Executive’s execution of this Agreement, Executive’s employment with Employer, and the performance of Executive’s proposed duties for Employer, will not violate any obligations Executive may have to any employer prior to Employer, and Executive will not bring to the premises of Employer any copies of other tangible embodiments of non-public information belonging to or obtained from any such previous employment prior to that with Employer.

14.     Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with Employer in the defense or prosecution of any claims or actions then in existence or that may be brought in the future against or on behalf of Employer that relate to events or occurrences that transpired while Executive was employed by Employer. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Employer at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with Employer in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by Employer.

15.     Binding Effect. This Agreement shall only become effective upon signature by Executive, the favorable recommendation of the Compensation Committee of the Board and a ratification vote by a majority of the Board taken at a duly constituted meeting.

16.     Code Section 409A Definitions. For purposes of this Agreement, the Executive will incur a “Separation from Service” when Executive terminates employment from the

Company and all of its Affiliates, as determined under Code Section 409A, including the application of the following rules:

(a)	Executive will be presumed to have incurred a Separation from Service when the level of bona fide services performed by the Executive for the Company and its Affiliates permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Executive for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of service).

(b)	Notwithstanding the foregoing, if Executive takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide reason, the Executive’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to Executive’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes Executive to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months. If the period of the leave exceeds the applicable time period set forth above and Executive’s right to reemployment is not provided by either statute or contract, Executive will be considered to have incurred a Separation from Service on the first day following the applicable time period set forth above.

(c)	Notwithstanding the foregoing, if after Executive’s termination of employment from the Company and its Affiliates, Executive becomes or remains a consultant to the Company or an Affiliate, then the date of Executive’s Separation from Service may be delayed until Executive ceases to provide services in such capacity to the extent required by Code Section 409A.

For purposes of this Paragraph 16, the term “Company” shall mean Prestige Cruise Services, LLC, or any successor thereto, and the term “Affiliate” shall mean each entity that is required to be included in the Company’s controlled group of corporations within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c).

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year above written.

PRESTIGE CRUISE SERVICES, LLC

By:

Its:

/s/ Jason Montague
Jason Montague

PRESTIGE CRUISE HOLDINGS, INC. CONSENTS AND AGREES TO BE BOUND BY THESE TERMS AND CONDITIONS OF THE EMPLOYMENT AGREEMENT WHICH ARE APPLICABLE SPECIFICALLY TO IT.

By:	/s/ Frank J. Del Rio
Its:

EXHIBIT A

EXHIBIT B